DISTRICT OF OREGON
FILED
May 06, 2013
Clerk, U.S. Bankruptcy Court

Below is an Order of the Court.

ELIZABETH PERRIS
U.S. Bankruptcy Judge

UNITED STATES BANKRUPTCY COURT

DISTRICT OF OREGON

In re HemCon Medical Technologies, Inc., Debtor.	Case No. 12-32652-elp11 **ORDER CONFIRMING DEBTOR'S FIFTH AMENDED PLAN OF REORGANIZATION (APRIL 26, 2013)**

Debtor's Fourth Amended Plan of Reorganization (March 19, 2013) as amended by Debtor's Fifth Amended Plan of Reorganization (April 26, 2013) (the "Plan") [Dkt. #413] came on for hearing on April 29, 2013. Objections were filed by Providence Health Services-Oregon, Biomedical Research Services, Inc., CH Realty III/Portland Industrial, LLC, Total Resources International, Inc., and the United States of America. Each of the objections have been withdrawn or are overruled. The Court has heard and considered the evidence introduced at the hearing, the arguments of counsel, and the records in this case; now, therefore,

IT HEREBY FINDS AND CONCLUDES that:

A. This Court has jurisdiction over this case pursuant to 28 U.S.C. §§ 157 and 1334. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). Venue is properly before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B. Notice of the confirmation hearing was provided to creditors and other parties in interest pursuant to Bankruptcy Rules 2002, 3017 and 3020, and such notice was reasonable, adequate, and sufficient in all respects.

C. The disclosure statement and ballots were transmitted and served in compliance with the Bankruptcy Code and the Bankruptcy Rules. Votes for acceptance of the Plan were solicited in good faith and in compliance with Sections 1125 and 1126 of the Bankruptcy Code and Rules 3017 and 3018 of the Bankruptcy Code.

D. The Plan complies with the applicable provisions of the Bankruptcy Code and satisfies Section 1129(a)(1) of the Bankruptcy Code. The Plan complies with the classification and other requirements of 11 U.S.C. §§ 1122 and 1123.

E. Debtor has complied with all applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Bankruptcy Rules, and has satisfied Section 1129(a)(2) of the Bankruptcy Code.

F. The Plan was proposed in good faith and not by any means forbidden by law, and Section 1129(a)(3) of the Bankruptcy Code has been satisfied.

G. Any payments made or to be made by Debtor, or by any person issuing securities or acquiring property under the Plan, for services or costs and expenses in, or in connection with, this Case, or in connection with the Plan and incident to this Case, have been approved by, or are subject to the approval of the Court as reasonable. Therefore, Section 1129(a)(4) has been satisfied.

H. Debtor has disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Debtor, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy. Debtor has disclosed the identity of any insider that will be employed or retained by Reorganized Debtor and the nature of any compensation for such insider. Therefore, Section 1129(a)(5) has been satisfied.

I. No governmental regulatory commission has jurisdiction over the rates of Debtor, and Section 1129(a)(6) is not applicable.

J. Section 1129(a)(7) has been satisfied because each holder of a Claim in an impaired class of claims has accepted the Plan or will receive or retain under the Plan on account of such Claim property of a value as of the Effective Date of the Plan that is not less than the amount such holder would receive or retain if Debtor was liquidated under Chapter 7.

K. Section 1129(a)(8) has been satisfied because all impaired classes accepted the Plan.

L. Section 1129(a)(9) is satisfied because the Plan provides for payment in full of all priority claims in a manner and within the timeframes specified by Section 1129(a)(9)(C) and (D) of the Bankruptcy Code.

M. At least one class of impaired claims has accepted the Plan and Section 1129(a)(10) is satisfied.

N. Section 1129(a)(11) is satisfied because confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of Debtor.

O. All fees payable under 28 U.S.C. § 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan. The Plan, therefore, satisfies 11 U.S.C. § 1129(a)(12).

P. Sections 1129(a)(13) – (16) do not apply to the Plan.

Q. Because all impaired classes of claims accepted the Plan, Section 1129(b) of the Bankruptcy Code does not apply to the Plan.

R. The amendments incorporated into the Plan by Debtor's Fifth Amended Plan of Reorganization (April 26,2013) and by this Order do not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted the amendment. Therefore, the amended plan is deemed to be accepted by all creditors who have previously accepted the plan.

Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland, Oregon 97204
503-221-1440

S. The Agreement for Purchase and Sale of Stock made as of April 18, 2013 between TriStar Wellness Solutions, Inc. or its assigns ("TriStar") and the Debtor (the "Purchase and Sale Agreement"), a copy of which is filed in this case at Docket #398, was entered into in good faith, without collusion, and from arm's length bargaining positions. Upon the closing of the sale provided for in the Purchase and Sale Agreement, TriStar will have purchased the Reorganized Debtor's stock in good faith. Now, therefore,

IT IS HEREBY ORDERED that:

1. The Plan is confirmed in all respects pursuant to 11 U.S.C. § 1129. All objections have either been withdrawn or are hereby overruled in their entirety. Capitalized terms used but not defined in this Order shall have the meaning assigned to them in the Plan. A copy of the Plan is attached hereto as Exhibit 1.

2. The Agreement for Purchase and Sale of Stock made as of April 18, 2013 among TriStar Wellness Solutions, Inc., or its assigns, and Debtor (the "Purchase and Sale Agreement"), a copy of which is filed in this case at Docket #398, is hereby amended to provide that the Purchase Price as stated in Section 2.1 is $3,000,000. The Purchase and Sale Agreement, as amended, and each of the agreements, documents and instruments executed in connection therewith are approved in their entirety.

3. Debtor, Reorganized Debtor and Plan Agent are authorized and directed to execute any documents and take all other actions necessary or appropriate to cause all Equity Interests in Debtor to be cancelled as of the Effective Date and to issue 100 shares of common stock to TriStar in exchange for the payment of the Purchase Price of $3,000,000.

4. The Assignment and Assumption of Executory Contracts as set forth in Debtor's Notice of Assumption and Assignment of Executory Contracts and Cure Amounts [Dkt. #374], except for the distribution agreement with Cardinal Health Canada which is hereby rejected and those executory contracts and leases that were rejected by separate Order of the Court or by operation of 11 U.S.C. § 365(d)(4), are approved; provided that, to the extent the

assumption and assignment of a given executory contract is subject to amendments agreed to between the Debtor and the counterparty, such executory contract shall be assumed and assigned as so amended. All defaults under such Assumed and Assigned Executory Contracts will be cured on the Effective Date by Reorganized Debtor. The cure amount payable to CH Realty III/Portland Industrial, LLC shall be $8,020.14. Reorganized Debtor shall pay all cure amounts and perform its obligations only under such executory contracts and unexpired leases as are expressly assumed by Reorganized Debtor in connection with the Purchase and Sale Agreement and all executory contracts and unexpired leases that are not expressly assumed shall be deemed rejected as of the Effective Date. TriStar has provided adequate assurances of future performance in respect of the executory contracts to be assumed by Reorganized Debtor. As to the assumption and assignment approved hereby, any provisions in any assigned executory contract that restrict, prohibit or condition the assumption of such executory contract or allow any party to such executory contract to terminate, recapture or impose any penalty, condition or renewal or extension, or modify any term or condition upon the assignment of such executory contract constitute unenforceable anti-assignment provisions shall be void and of no force and effect, but as to any subsequent assignment, such provisions shall continue to be enforceable if and to the extent provided by generally applicable law. All requirements and conditions under 11 U.S.C. § 365 for the assumption by Reorganized Debtor of the assumed executory contracts have been satisfied and Reorganized Debtor shall be fully and irrevocably vested with all right, title and interest of Debtor under the assumed executory contracts as amended, if appropriate. All counterparties to the assumed executory contracts who have received full payment of all cure amounts required hereby shall be forever barred and permanently enjoined from raising or asserting against TriStar or Reorganized Debtor any assignment fee, default, breach or claim, or pecuniary loss arising under or relating to the assumed executory contracts existing as of the Effective Date.

5. Nothing in the Plan or this Order will affect the rights of the United States of America under any Government Use License, including, but not limited to any Government Use License relating to the patent rights listed in Exhibit 2, and any such Government Use License will survive the Effective Date and any assumption or assignment contemplated in the Plan.

6. The Plan is hereby amended as follows:

a. Section 3.7: Class 7 (Washington County Claim) is amended to read: "Class 7 consists of the Allowed Claim of Washington County for prepetition and post-petition property tax through the 2012-13 tax year."

b. The last sentence of Section 1.48 is amended to read: "The Restated Articles of Incorporation shall include a broad form of exculpation and indemnification of directors and shall be reasonably satisfactory in form and content to Plan Agent, Bank of America and TriStar."

c. The first sentence of Section 6.1.5 is amended to read: "The Plan Agent is authorized to engage professionals, including attorneys, accountants, and others, to assist the Plan Agent in fulfilling its obligations."

7. On or before the Effective Date, Plan Agent and Debtor shall deposit or cause to be deposited in the Client Trust Account of Tonkon Torp LLP the funds currently held by HemCon Europe pursuant to the terms of Section 1.d. of the Tenth Interim Order Authorizing Use of Cash Collateral and Granting Adequate Protection [Dkt. #339]. The funds will be held and disbursed solely in accordance with the Orders of this Court or the written instructions of the Plan Agent. The Plan Agent will disburse the funds in payment and satisfaction of Allowed Administrative Expense Claims, Priority Tax Claims, Class 2 Claims, Class 5 Claims, fees payable pursuant to 28 U.S.C. § 1930 and other expenses and fees of the Plan Agent in discharging his obligations under the Plan. Absent prior notice and hearing, the Plan Agent will not disburse funds to Nick Hart or Barry Starkman in payment of any bonus, incentive pay or

deferred compensation earned, or relating to periods prior to the Effective Date. On or before the 15th day of each month, Plan Agent shall provide Bank of America with an accounting of all expenditures during the prior month. Plan Agent will be compensated at a rate of $250 per hour and shall render itemized monthly statements to Bank of America. Plan Agent shall be authorized to pay such statements in the event that Bank of America does not object to such statement within 10 days of the date of delivery of each itemized statement or as otherwise agreed between Bank of America and Plan Agent. After Plan Agent has fulfilled and discharged all of his obligations under the Plan, then Plan Agent shall disburse all funds remaining in the Tonkon Torp LLP Client Trust Account to Bank of America.

8. This Court shall retain jurisdiction to resolve any controversy or claim as set forth in the Plan, including, but not limited to, any controversy or claim arising out of or relating to the Purchase and Sale Agreement.

9. All claims and causes of action of Debtor or Debtor's estate, including all claims and causes of action arising from or under Chapter 5 of the Bankruptcy Code, are expressly preserved. This Confirmation Order shall not be a bar, nor have any adverse effect due to issues of standing, res judicata, or otherwise, to the Plan Agent's pursuit of such claims and causes of action.

10. Debtor, Reorganized Debtor, Plan Agent, and their agents and officers, are hereby authorized and directed to take all actions, and enter into and execute all documents, reasonably necessary or appropriate to effectuate the Plan and to consummate the transactions contemplated by the Plan or this Order.

11. Pursuant to Section 1141 of the Bankruptcy Code, except as otherwise specifically provided in the Plan or this Order, the distributions and rights provided in the Plan and this Order shall be in complete satisfaction, discharge, and release of all Claims, whether known or unknown, against Debtor that arose prior to the Effective Date.

Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland, Oregon 97204
503-221-1440

12. Following the closing of the sale of the Reorganized Debtor's stock to TriStar pursuant to the Purchase and Sale Agreement, TriStar shall have no liability for any claim against the Debtor arising prior to the closing of the sale other than as expressly set forth in the Purchase and Sale Agreement. The transfer of the Reorganized Debtor's stock to TriStar will not subject TriStar or its affiliates, successors or assigns, or their respective properties, to any liability for claims against the Debtor or the Debtor's assets by reason of such transfer. The Reorganized Debtor's assets are free and clear of all liens, claims, interests, obligations and encumbrances except as otherwise expressly stated in the Purchase and Sale Agreement or the Plan. TriStar has assumed no liability or obligation of the Debtor except as expressly assumed. TriStar is not a successor to the Debtor. All persons who received notice of the proposed sale of Reorganized Debtor's stock to TriStar are bound by the terms stated herein and are enjoined from pursuing TriStar to recover on any claims they may have against the Debtor.

13. If there is any conflict between the Plan and this Order, the terms of this Order shall control.

14. This Order is a Final Order. There shall be no stay of this Order under Bankruptcy Rule 3020(e) and the period in which an appeal must be filed shall commence immediately upon the entry hereof in accordance with Bankruptcy Rule 3020(e).

15. To the extent any provision designated herein as a finding of fact is more properly characterized to be a conclusion of law, it shall be so deemed, and vice versa.

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16. Debtor's Motion for Valuation of Bank of America's Interests in Purchased Assets [Dkt. #294] is denied as moot.

# # #

I certify that I have complied with the requirements of LBR 9021-1(a)(2)(A).

Presented by:

TONKON TORP LLP

By */s/ Albert N. Kennedy*
Albert N. Kennedy, OSB No. 821429
Michael W. Fletcher, OSB No. 010448
888 S.W. Fifth Avenue, Suite 1600
Portland, OR 97204-2099
Telephone: 503-221-1440
Facsimile: 503-274-8779
E-mail: al.kennedy@tonkon.com
michael.fletcher@tonkon.com
Attorneys for Debtor

cc: List of Interested Parties

LIST OF INTERESTED PARTIES

In re HemCon Medical Technologies, Inc.
U.S. Bankruptcy Court Case No. 12-32652-elp11

ECF PARTICIPANTS

- BRAD E ANDERSON brad_anderson@co.washington.or.us, anh_nguyen@co.washington.or.us
- TIMOTHY J CONWAY tim.conway@tonkon.com, nancy.kennedy@tonkon.com
- JOSEPH A FIELD joe@fieldjerger.com, koren@fieldjerger.com
- MICHAEL W FLETCHER michael.fletcher@tonkon.com, tammy.brown@tonkon.com;leslie.hurd@tonkon.com
- DAVID A FORAKER david.foraker@greenemarkley.com, joyce.chartrand@greenemarkley.com
- SUSAN S FORD susanf@sussmanshank.com, ecf.susan.ford@sussmanshank.com
- BRAD A GOERGEN bgoergen@grahamdunn.com, dpurdy@grahamdunn.com
- ALBERT N KENNEDY al.kennedy@tonkon.com, leslie.hurd@tonkon.com;andy.haro@tonkon.com
- SEAN E MARTIN sean.martin@usdoj.gov, jan.sands@usdoj.gov
- JOHN CASEY MILLS casey.mills@millernash.com, brenda.hale@millernash.com
- MARK D NORTHRUP mnorthrup@grahamdunn.com, dpurdy@grahamdunn.com
- CHRISTOPHER L PARNELL cparnell@dunncarney.com, ctolle@dunncarney.com
- ALEX I POUST apoust@schwabe.com, docket@schwabe.com
- US Trustee, Portland USTPRegion18.PL.ECF@usdoj.gov
- ROBERT J VANDEN BOS vbcservice@yahoo.com, sara@vbcattorneys.com
- MARGARET E WETHERALD dmarshall@kellerrohrback.com

NON-ECF PARTICIPANTS

OTHER

Cardinal Health 200, LLC
c/o Tyronza Walton
7000 Cardinal Place
Dublin, OH 43017

DACA VI LLC
1565 Hotel Circle S, #310
San Diego, CA 92108

Debt Acquisition Co of America V, LLC
1565 Hotel Circle S, #310
San Diego, CA 92108

Moss Adams LLP
805 SW Broadway #1200
Portland, OR 97205

Marianne Mortimer
100 Wilshire Blvd. #440
Santa Monica, CA 90401

New York State Department of Labor
State Office Campus Bldg 12
#256
Albany, NY 12240

New York State Department of Taxation and Finance
Bankruptcy Section
PO Box 5300
Albany, NY 12205-0300

Patrick J Potter
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street NW
Washington, DC 20037

Puget Sound Blood Center
c/o Robert J. Gleason
921 Terry Avenue
Seattle, WA 98104

Steven J Sheldon
200 Campus Dr
Florham Park, NJ 07932

Scott a. Zuber
200 Campus Dr
Florham Park, NJ 07932

EXHIBIT 1

Albert N. Kennedy, OSB No. 821429 (Lead Attorney)
Direct Dial: (503) 802-2013
Facsimile: (503) 972-3713
E-Mail: al.kennedy@tonkon.com
Timothy J. Conway, OSB No. 851752
Direct Dial: (503) 802-2027
Facsimile: (503) 972-3727
E-Mail: tim.conway@tonkon.com
TONKON TORP LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR 97204

Attorneys for Debtor

UNITED STATES BANKRUPTCY COURT

DISTRICT OF OREGON

In re HemCon Medical Technologies, Inc. Debtor.	Case No. 12-32652-elp11 **DEBTOR'S FIFTH AMENDED PLAN OF REORGANIZATION (APRIL 26, 2013)**

TABLE OF CONTENTS

Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland, Oregon 97204
503-221-1440

HemCon Medical Technologies, Inc., an Oregon corporation ("HemCon" or "Debtor") as Debtor and debtor-in-possession, proposes the following Plan of Reorganization, pursuant to Section 1129 (a) of Title 11 of the United States Code.

This Plan provides for the terms upon which HemCon will restructure and provide payments to its creditors. The Plan provides for Debtor to reorganize into two entities. A new company ("NewCo") will be formed to own and develop the LyP Product. The remaining assets are part of the medical devices business that will be operated by a Plan Agent charged with liquidating those assets and selling that business within three years. The Plan provides for payment to Banks of the Allowed Amount of their Secured Claim from the Deferred Bard Payments, proceeds from the sale of the medical devices business, and royalty payments from NewCo pursuant to the Royalty and Security Agreement. Unsecured Creditors shall exchange their Unsecured Claims for Common Stock and a right to acquire Series A Preferred Stock in NewCo. Small Unsecured Creditors will receive payment of 25% of their Allowed Claim within 60 days after the Effective Date. Equity Security Holders and other qualified investors will have the opportunity to acquire Series A Preferred Stock in NewCo. The Disclosure Statement is enclosed herewith to assist you in understanding this Plan and making an informed judgment concerning its terms.

ARTICLE 1

DEFINITIONS

Definitions of certain terms used in this Plan are set forth below. Other terms are defined in the text of this Plan or the text of the Disclosure Statement. In either case, when a defined term is used, the first letter of each word in the defined term is capitalized. Terms used and not defined in this Plan or the Disclosure Statement shall have the meanings given in the Bankruptcy Code or Bankruptcy Rules, or otherwise as the context requires. The meanings of all terms shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto,"

Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland, Oregon 97204
503-221-1440

"hereunder," and others of similar import, refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any capitalized term that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code.

1.1. "Administrative Expense Claim" means any Claim entitled to the priority afforded by Sections 503(b) and 507(a)(2) of the Bankruptcy Code.

1.2. "Allowed" means, with respect to any Claim, proof of which has been properly Filed or, if no Proof of Claim was so Filed, which was or hereafter is listed on the Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been Filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules, and/or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so Filed, to the extent allowed by a Final Order.

1.3. "Allowed Secured Claim" means an Allowed Claim that is secured by a lien, security interest, or other charge against or interest in property in which Debtor has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value (as set forth in the Plan, or if no value is specified, as determined in accordance with Section 506(a) of the Bankruptcy Code or, if applicable, Section 1111(b) of the Bankruptcy Code) of the interest of the holder of such Claim in Debtor's interest in such property or to the extent of the amount subject to setoff, as the case may be.

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1.4. "Allowed Unsecured Claim" means an Allowed Claim that is not an Allowed Secured Claim or an Allowed Administrative Expense Claim.

1.5. "Avoidance Actions" means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law (including, without limitation, Sections 506(c), 510, 542, 544, 547, 548, 549, 550, and 553 of the Bankruptcy Code or equivalent provisions of applicable non-bankruptcy law), equity or otherwise.

1.6. "Bankruptcy Case" means the case under Chapter 11 of the Bankruptcy Code with respect to Debtor, pending in the District of Oregon, administered as *In re HemCon Medical Technologies, Inc.,* Case No. 12-32652-elp11.

1.7. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended from time to time, set forth in Sections 101 et seq. of Title 11 of the United States Code.

1.8. "Bankruptcy Court" means the United States Bankruptcy Court for the District of Oregon, or such other court that exercises jurisdiction over the Bankruptcy Case or any proceeding therein, including the United States District Court for the District of Oregon, to the extent the reference to the Bankruptcy Court or any proceeding therein is withdrawn.

1.9. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075, Title 28, of the United States Code, and the local rules and standing orders of the Bankruptcy Court.

1.10. "Banks" means the holders of the Class 3 Claim.

1.11. "Bard Transaction" means the sale, assignment, and transfer by Debtor, HemCon Medical Technologies Europe, Limited, and HemCon Medical Technologies

Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland, Oregon 97204
503-221-1440

(IP) Limited of the GuardIVa® product to Bard Access Systems, Inc. pursuant to the Order entered in this Bankruptcy Case on December 21, 2012.

1.12. "Business Day" means a day other than a Saturday, Sunday, any legal holiday as defined in Bankruptcy Rule 9006(a), or other day on which banks in Portland, Oregon are authorized or required by law to be closed.

1.13. "Cardinal" means both Cardinal Health 200, LLC and Cardinal Health Canada when they are referred to together.

1.14. "Cash" means lawful currency of the United States of America and equivalents, including, without limitation, checks, wire transfers and drafts.

1.15. "Claim" means (a) any right to payment from Debtor arising before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy against Debtor arising before the Effective Date for breach of performance if such breach gives rise to a right of payment from Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

1.16. "Class" means one of the classes of Claims defined in Article 3 hereof.

1.17. "Collateral" means any property in which Debtor has an interest that is subject to a lien or security interest securing the payment of an Allowed Secured Claim.

1.18. "Committee" means the Official Unsecured Creditors' Committee appointed in this Bankruptcy Case by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code, as reconstituted by the addition or removal of members from time to time.

1.19. "Common Stock" means the authorized common stock of NewCo, the new corporation formed for the purpose of holding and developing Debtor's LyP Product.

1.20. "Confirmation Date" means the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.

1.21. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

1.22. "Creditor" means any entity holding a Claim against Debtor.

1.23. "Debtor" means HemCon Medical Technologies, Inc. as Debtor and debtor-in-possession in the Bankruptcy Case.

1.24. "Deferred Bard Payment" means the $1,500,000 payment to be made by Bard to Debtor, Reorganized Debtor, or their subsidiaries pursuant to the Bard Transaction upon approval to apply the CE mark to the GuardIVa® Product in the European Economic Area.

1.25. "Deficiency Claim" means the portion of a Secured Claim that is unsecured.

1.26. "Disclosure Statement" means Debtor's Disclosure Statement as amended, modified, restated, or supplemented from time to time, pertaining to the Plan.

1.27. "Disputed Claim" means a Claim with respect to which a Proof of Claim has been timely Filed or deemed timely Filed under applicable law, and as to which an objection, timely Filed, has not been withdrawn on or before the Effective Date or any date fixed for filing such objections by order of the Bankruptcy Court, and has not been denied by a Final Order.

1.28. "Effective Date" means May 6, 2013.

1.29. "Employee Benefit Claim" means any Claim (not otherwise classified) of a present or former employee of Debtor, or their spouses and dependents, for any employment-related benefit, including pension, retirement, severance, vacation, medical,

disability, or death benefits under any plan, fund, agreement, contract or program established or entered into by Debtor prior to the Petition Date.

1.30. "Entity" shall have the meaning ascribed to it by Section 101(15) of the Bankruptcy Code.

1.31. "Equity Security" shall have the meaning ascribed to it in Section 101(16) of the Bankruptcy Code with respect to any Equity Security Holder of Debtor.

1.32. "Equity Security Holder" means a holder of an Equity Security of Debtor.

1.33. "Filed" means filed with the Bankruptcy Court in the Bankruptcy Case.

1.34. "Final Order" means an order or judgment entered on the docket by the Clerk of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties that has not been reversed, stayed, modified, or amended and as to which the time for filing a notice of appeal, or petition for certiorari or request for certiorari, or request for rehearing, shall have expired and is no longer subject to remand, retrial, modification or further proceedings of any kind or nature.

1.35. "General Unsecured Claim" means an Unsecured Claim that is not a Small Unsecured Claim.

1.36. "Government Use License" means the paid-up, non-exclusive, non-transferable, irrevocable license or licenses of the United States to practice or have practiced on behalf of the United States the LyP Product and other intellectual property owned by Debtor to the extent that the development of such intellectual property was funded by payments or advances from the United States as provided under agreements between Debtor and the United States or by federal statutes and regulations.

1.37. "Insider" shall have the meaning ascribed to it by Section 101(31) of the Bankruptcy Code.

1.38. "LyP Product" means Debtor's proprietary lyophilized human plasma and universal lyophilized plasma technology and all associated or related know-how,

technology, products, inventory, research data, designs, formulations, specifications, raw materials, component lists, instructions for use, manufacturing processes and protocols, records, batch descriptions, validations, procedures , equipment requirements, operating manuals, installation procedures, requirements and protocols, data, records, documentation, patents, patent applications, trademarks, trade names, copyrights, regulatory clearances, and trade secrets.

1.39. "NewCo" means a corporation to be formed for the purpose of owning and developing the LyP Product. The name of the new corporation will be determined prior to the Effective Date.

1.40. "Other Priority Claim" means any Claim for an amount entitled to priority in right of payment under Sections 507(a)(3), (4), (5) (6) or (7) of the Bankruptcy Code.

1.41. "Petition Date" means April 10, 2012, the date on which the petition commencing the Bankruptcy Case was Filed.

1.42. "Plan" means this Plan of Reorganization, as amended, modified, restated, or supplemented from time to time.

1.43. "Plan Agent" means Nick Hart. If Plan Agent resigns or is unable to serve as Plan Agent, then Reorganized Debtor shall select the Successor Plan Agent subject to approval by the Class 3 Creditors. If the parties cannot agree upon a Plan Agent, the Court shall appoint the successor Plan Agent.

1.44. "Priority Tax Claim" means a Claim of a governmental unit of the kind entitled to priority under Section 507(a)(8) of the Bankruptcy Code or that would otherwise be entitled to priority but for the secured status of the Claim.

1.45. "Purchase and Sale Agreement" means the Agreement for Purchase and Sale of Stock dated as of April 18, 2013 between Debtor and TriStar, a copy of which was filed at Docket #398. As a result of the auction held on April 24, 2013, the Purchase Price is increased to $3,000,000.

1.46. "Rejection Claim" means a Claim entitled to be filed as a result of a Debtor rejecting an executory contract in this Bankruptcy Case.

1.47. "Reorganized Debtor" means Debtor from and after the Effective Date, but does not include NewCo, which will be established as a new and separate entity.

1.48. "Restated Articles of Incorporation" means the restated articles of incorporation of Debtor which shall modify and amend Debtor's Articles of Incorporation consistent with the terms of this Plan to prohibit the issuance of non-voting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Restated Articles of Incorporation shall include a broad form of exculpation and indemnification of directors and shall be reasonably satisfactory in form and content to Plan Agent and Bank of America.

1.49. "Restated Bylaws" means the restated bylaws which shall modify and amend Debtor's prior bylaws and govern Reorganized Debtor consistent with the terms of this Plan.

1.50. "Royalty and Security Agreement" means the agreement to be executed on the Effective Date by and between Bank of America as agent for Banks and NewCo pursuant to which NewCo and its successors and assigns shall pay to Banks and their successors and assigns (a) the sum of $50,000 within 60 days of the Effective Date and (b) thereafter for each successive six-month semi-annual calendar period a royalty equal to 2% of net revenue (gross revenue net of returns, allowances, freight, and the like) from NewCo's manufacture and sale of the LyP Product and all improvements thereto until the Class 3 Claim has been paid in full, together with interest accruing from and after the Effective Date at a rate equal to 3.25% per annum. Banks shall have and retain a security interest in and lien on the LyP Product and all improvements to secure the performance by NewCo and any successors and assigns of its obligations under the Royalty and Security Agreement. The Royalty and Security Agreement shall be reasonably

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satisfactory to Bank of America and NewCo in form and content. The Royalty and Security Agreement shall, among other things, permit NewCo and its successors and assigns to freely sell, assign, or license its rights, title, and interest in and to the LyP Product and any improvement thereto, and provide that such sale, assignment, or license of the LyP Product will not constitute an event of default thereunder so long as the purchaser, assignee, or licensee assumes the obligations of NewCo thereunder. Upon payment of the Class 3 Claim in full, the rights and interests of the Banks in the LyP Product will be released and reconveyed.

1.51. "Schedules" means the Schedules of Assets and Liabilities and the Statement of Financial Affairs Filed by Debtor pursuant to Section 521 of the Bankruptcy Code, as amended, modified, restated, or supplemented from time to time.

1.52. "Scheduled Amounts" means the Claim amounts as set forth in Debtor's Schedules.

1.53. "Secured Claim" means any Claim against Debtor held by any entity, including, without limitation, an affiliate or judgment creditor of Debtor, to the extent such Claim constitutes a secured Claim under Sections 506(a) or 1111(b) of the Bankruptcy Code. The unsecured portion, if any, of such Claim shall be treated as an Unsecured Claim.

1.54. "Series A Preferred Stock" means the Series A Preferred Stock of NewCo to be issued pursuant to this Plan as more particularly described in Section 6.3.

1.55. "Small Unsecured Claims" means Unsecured Claims that are equal to or less than $4,000 or that have been reduced to $4,000 by the election of the Creditor holding such Unsecured Claim.

1.56. "TriStar" means TriStar Wellness Solutions, Inc., a Nevada corporation, or its assigns.

1.57. "Unsecured Claim" means a Claim that is not an Administrative Claim, a Secured Claim, a Priority Tax Claim, or an Other Priority Claim.

1.58. "Unsecured Creditor" means a holder of an Allowed Unsecured Claim.

1.59. "Utility Deposits" means deposits with utilities made by Debtor after the Petition Date pursuant to Section 366(b) of the Bankruptcy Code.

ARTICLE 2

UNCLASSIFIED CLAIMS

2.1. Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim shall be paid by the Plan Agent in full in Cash on the later of (a) the Effective Date; or (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation, statute, or regulation governing such Claim); provided, however, that Administrative Expense Claims representing obligations incurred in the ordinary course of business by Debtor during the Bankruptcy Case shall be paid by Debtor or Reorganized Debtor in the ordinary course of business and in accordance with any terms and conditions of the particular transaction, and any agreements relating thereto.

2.2. Priority Tax Claims. Except for the Class 7 Claim of Washington County, each holder of an Allowed Priority Tax Claim will be paid by the Plan Agent on or before May 10, 2013 the full amount of its Claim as Allowed by 11 U.S.C. § 1129(a)(9)(C) and (D) with interest at the statutory non-default rate or, if no such rate exists, then interest shall accrue at the rate of prime plus 1% per annum fixed as of the Effective Date.

2.3. Bankruptcy Fees. Fees payable by Debtor under 28 U.S.C. § 1930, or to the Clerk of the Bankruptcy Court, will be paid in full in Cash on the Effective Date. After confirmation, the Plan Agent shall continue to pay quarterly fees of the Office of the United States Trustee and to file quarterly reports with the Office of the United States

Trustee until this case is closed by the Court, dismissed, or converted except as otherwise ordered by the Court. This requirement is subject to any amendments to 28 U.S.C. § 1930(a)(6) that Congress makes retroactively applicable to confirmed Chapter 11 cases. After Confirmation, the Plan Agent shall file with the Court a monthly financial report for each month, or portion thereof, that the Bankruptcy Case remains open. The monthly financial report shall include a statement of all disbursements made during the course of the month, whether or not pursuant to the Plan.

ARTICLE 3

CLASSIFICATION

For purposes of this Plan, Claims (except those treated under Article 2) are classified as provided below. A Claim is classified in a particular Class only to the extent such Claim qualifies within the description of such Class, and is classified in a different Class to the extent such Claim qualifies within the description of such different Class.

3.1. Class 1 (Other Priority Claims). Class 1 consists of all Allowed Other Priority Claims.

3.2. Class 2 (Employee Benefit Claims). Class 2 consists of all Employee Benefit Claims.

3.3. Class 3 (Bank of America, as Administrative Agent). Class 3 consists of the Allowed Secured Claim of Bank of America, Bank of the West, and Silicon Valley Bank wherein Bank of America is the administrative agent, letter of credit issuer, and swing line lender.

3.4. Class 4 (General Unsecured Claims). Class 4 consists of all Allowed General Unsecured Claims.

3.5. Class 5 (Small Unsecured Claims). Class 5 consists of all Allowed Small Unsecured Claims.

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3.6. Class 6 (Equity Security Holders). Class 6 consists of the Claims and interests of Equity Security Holders based on their Equity Security.

3.7. Class 7 (Washington County Claim). Class 7 consists of the Allowed Claim of Washington County for pre- and post-petition property taxes.

ARTICLE 4

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

4.1. Class 1 (Other Priority Claims). Class 1 is unimpaired. Each holder of an Allowed Class 1 Claim will be paid in full in Cash by the Plan Agent the amount of its Allowed Class 1 Claim on the latter of (a) the Effective Date; or (b) the date on which such Claim becomes allowed, unless such holder shall agree or has agreed to a different treatment of such Claim (including any different treatment that may be provided for in any documentation, agreement, contract, statute, law, or regulation creating and governing such Claim).

4.2. Class 2 (Employee Benefit Claims). Class 2 is unimpaired. The legal, equitable and contractual rights of each holder of a Class 2 Claim will not be impaired or altered by this Plan. Each holder of a Class 2 Claim will have and retain each and all of its legal, equitable and contractual rights relating to such Claim. Reorganized Debtor will pay and perform each and all of its obligations relating to Class 2 Claims of each employee that is employed by it on the Effective Date and the Plan Agent will pay and perform each and all of Debtor's Class 2 Claim-related obligations to former employees that were not employed by Reorganized Debtor on the Effective Date. The rights of the holders of Class 2 Claims will be subject to modification or termination as provided by the terms of any applicable plan, fund, agreement, contract, or program.

4.3. Class 3 (Bank of America, as Administrative Agent). Class 3 is impaired. The Class 3 Claim includes the Claims of three different lenders: Bank of America, Bank of the West, and Silicon Valley Bank pursuant to a Credit Agreement wherein Bank

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of America is the administrative agent, letter of credit issuer, and swing line lender. The Class 3 Secured Claim shall be Allowed in the amount of $22,720,035.37 less any payments received during the period between the Petition Date and the Effective Date. The Class 3 Secured Claim shall be paid and satisfied from (a) proceeds of the Deferred Bard Payment; (b) proceeds from the sale of the common stock of Reorganized Debtor to TriStar Inc. remaining after satisfaction of the Allowed Class 7 Washington County Secured Claim; (c) payments by NewCo pursuant to the Royalty and Security Agreement; (d) Debtor's cash remaining after the Effective Date and any adjustments required pursuant to the Purchase and Sale Agreement; and (e) any cash remaining in possession of the Plan Agent after the payment and satisfaction of all obligations and distributions contemplated by this Plan. Payment of the Allowed Class 3 Secured Claim shall be secured by a security interest in (a) all proceeds from the sale or disposition of the common stock of Reorganized Debtor; (b) the Deferred Bard Payment; (c) the LyP Product as provided in the Royalty and Security Agreement. The holders of the Class 3 Claim shall not have Class 4 or Class 5 Unsecured Claims.

4.4. Class 4 (General Unsecured Claims). Class 4 is impaired. Holders of Class 4 Claims will receive one share of Common Stock in NewCo in exchange for each $50 of their Class 4 Claim. Fractional shares will not be issued. In addition, holders of Class 4 Claims will have the right at any time until 60 days after the Effective Date to subscribe to purchase Series A Preferred Stock as provided in Section 6.3 of this Plan.

4.5. Class 5 (Small Unsecured Claims). Class 5 is impaired. Each holder of a Class 5 Claim will paid by the Plan Agent in cash in an amount equal to 25% of its Allowed Claim on or before 60 days after the Effective Date or the date its Claim becomes an Allowed Claim, whichever is later. General Unsecured Creditors may elect to reduce their Allowed Claims in order to be treated as a Class 5 Claimant provided the

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election is made at the time ballots are due for voting on the Plan or such later date permitted at the sole discretion of Reorganized Debtor.

4.6. Class 6 (Equity Security Holders). Class 6 is impaired. Equity Security Holders will have the right, at any time until 60 days after the Effective Date, to subscribe to purchase Series A Preferred Stock in NewCo as provided in Section 6.3 of this Plan.

4.7. Class 7 (Washington County Claim). Class 7 is unimpaired. Washington County and Debtor have entered into a Settlement Agreement pursuant to which the Claim of Washington County will be Allowed in the amount of $200,000 and Washington County will be paid the sum of $200,000 in full satisfaction of its Claim on or before May 31, 2013. The Washington County Secured Claim will be paid from the proceeds of the sale of the common stock of Reorganized Debtor to TriStar.

ARTICLE 5

DISPUTED CLAIMS; OBJECTIONS TO CLAIMS; SETTLEMENT

5.1. Disputed Claims; Objections to Claims. Only Claims that are Allowed shall be entitled to distributions under the Plan. Except as otherwise provided in Section 5.2 below, Debtor, Plan Agent and NewCo reserve the right to contest and object to any Claims and previously Scheduled Amounts, including, without limitation, those Claims and Scheduled Amounts that are specifically referenced herein, are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a different amount than Debtor, Reorganized Debtor, or NewCo currently believe is validly due and owing. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims and Scheduled Amounts (other than Administrative Expense Claims) shall be Filed and served upon counsel for Debtor and the holder of the Claim objected to on or before the later of (a) 45 days after the Effective Date or (b) 60 days after the date (if any) on which a Proof of Claim is Filed in respect of a Rejection

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Claim or Deficiency Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to a further order of the Bankruptcy Court. All Disputed Claims shall be resolved by the Bankruptcy Court, except to the extent that (a) Debtor may otherwise elect consistent with the Plan and the Bankruptcy Code or (b) the Bankruptcy Court may otherwise order.

5.2. Marine Polymer Technologies, Inc. ("MPT"). Debtor (prior to the Effective Date) or NewCo (after the Effective Date) may dispute or object to the Claim of MPT represented by the judgment entered in the United States Court of Appeals for the Federal Circuit ("CAFC") on March 15, 2012 (the "Judgment") by notifying the CAFC that any stay is no longer applicable and prosecuting its petition for rehearing filed on April 16, 2012 (the "Petition"), or by filing a writ of certiorari to the United States Supreme Court (together with the Petition, the "Appeal"). In either case, any Appeal must be filed within 30 days of the Effective Date. The claim of MPT shall be deemed Allowed in the event that (a) the appeal is not filed by Debtor before the Effective Date or by NewCo within 30 days of the Effective Date; (b) the Petition or writ of certiorari is denied; or (c) the Judgment is affirmed or otherwise is unaltered by the Appeal. The Circuit Court or the United States Supreme Court, as applicable, shall have exclusive jurisdiction to resolve any Appeal. The Bankruptcy Court shall have jurisdiction to determine the extent of Allowance of the claim of MPT under the Plan after any Appeal is resolved in the event of any ambiguity or dispute.

5.3. Subsequent Allowance of Disputed Claims. The holder of a Disputed Claim that becomes Allowed in full or in part subsequent to the Effective Date shall receive the distributions they would have received after the Effective Date had the Claim been Allowed at that time. Until a Disputed Claim is Allowed or disallowed, Reorganized Debtor shall hold any distribution that would have been due to the holder in respect of such Disputed Claim.

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5.4. De Minimis Post-Effective Date Payments. If a Cash payment to be made to a holder of an Allowed Claim after the Effective Date, other than to the holder of a Small Unsecured Claim, would be $20 or less in the aggregate, no such payment will be made to the holder of such Claim, unless and until the aggregate distribution on account of such Claim would be at least $20 at a subsequent distribution date.

5.5. Cardinal Health 200, LLC and Cardinal Health Canada (together "Cardinal") Settlement and Mutual Release. As set forth in Section VI.A.5. of the Disclosure Statement, Debtor believes that it has certain claims against Cardinal Health 200, LLC which Cardinal disputes. Cardinal Health 200, LLC filed a Proof of Claim asserting an Unsecured Claim in the amount of $1,211,031.09. Debtor disputes the Cardinal Health 200, LLC Proof of Claim. Debtor has rejected its Distribution Agreement with Cardinal Health Canada and Cardinal Health Canada may have a Rejection Claim. Debtor is not aware of any claims it may have against Cardinal Health Canada. For valuable consideration, Cardinal and Debtor have agreed, and as of the Effective Date, Cardinal and Debtor hereby each release and forever discharge the other of and from any and all claims, causes of action, damages, and debts of every kind and nature, whether known or unknown, matured or unmatured, contingent or non-contingent, that either has or may have as of the Effective Date against the other.

ARTICLE 6

MEANS FOR EXECUTION OF PLAN

6.1. Reorganized Debtor

6.1.1. On the Effective Date, Reorganized Debtor shall assign and transfer to NewCo all of Debtor's rights and interests in and to the LyP Product, free and clear of all claims, liens, encumbrances, charges, and other interests except (a) the rights and interests of Banks set forth in the Royalty and Security Agreement; and (b) the Government Use License.

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6.1.2. On the Effective Date, all Equity Securities will be deemed cancelled and 100 newly issued shares of common stock in Reorganized Debtor shall be issued to TriStar for the sum of $3,000,000, pursuant to the terms of the Purchase and Sale Agreement.

6.1.3. The proceeds of the sale to TriStar will be impressed with the liens of the holders of the Class 3 and Class 7 Claims and will be disbursed to the holder of the Class 3 and Class 7 Claims. $200,000 will be disbursed to Washington County in satisfaction of its Class 7 Claim and the remaining proceeds will be disbursed to the holders of the Class 3 Claim.

6.1.4. The Plan Agent shall use its best efforts to fulfill its duties and obligations under the Plan and to complete all distributions required by the Plan. The Plan Agent shall have power, authority, and responsibility to take any and all such actions as the Plan Agent, in its good faith discretion, deems necessary or appropriate to fulfill its duties and obligations under the Plan.

6.1.5. The Plan Agent is authorized to engage and pay professionals, including attorneys, accountants, and others, to assist Reorganized Debtor in fulfilling its obligations. Such professionals may include, but are not limited to, any professionals that were engaged by Debtor at any time prior to the Effective Date, and may include Reorganized Debtor's current officers and shareholders. Without limiting the foregoing, Plan Agent may engage, retain, or employ any of Debtor's officers, shareholders, or employees in any other capacity deemed appropriate by Plan Agent.

6.1.6. The Plan Agent shall be compensated on terms acceptable to Plan Agent and the Bank of America as set forth in the Confirmation Order.

6.1.7. The Plan Agent shall continue in such capacity until all distributions required by the Plan and the Confirmation Order have been made.

6.1.8. The Plan Agent shall have authority to initiate and pursue any claims or causes of action, including any claims or causes of action arising under Chapter 5 of the Bankruptcy Code.

6.2. NewCo. On or before the Effective Date, NewCo shall be formed. On the Effective Date, one share of Common Stock will be issued to holders of Allowed Class 4 Claims in exchange for each $50 of each holder's Allowed Class 4 Claim. If the Allowed amount of a Class 4 Claim is not determined or is subject to dispute, then the Common Stock will be issued to the holder of that Claim when the Claim is Allowed. Sufficient treasury stock will be authorized and retained to allow for issuance to Class 4 claimants when their Claim is Allowed. An additional 700,000 shares of Common Stock will be reserved for issuance as stock options, restricted stock, or other stock-based grants to be granted to consultants, employees and directors for services rendered after the Effective Date; provided, however, that the initial board of directors of NewCo shall not have authority to issue or grant options to acquire any such reserved shares.

6.3. Series A Preferred Stock. On and after the Effective Date, NewCo will offer for sale up to 4,000,000 shares of Series A Preferred Stock to investors, including holders of Class 4 Claims and Equity Security Holders. The offering of Series A Preferred Stock will be subject to the following:

- Investors: Series A Preferred Stock will be issued to accredited investors only.
- Total Offering Amount: NewCo reserves the right, in its sole discretion, to limit the number of shares sold or to sell additional shares above the total offering amount.
- Minimum Investment: $25,000 for Creditors and Equity Security Holders .

  $250,000 for other investors.
- Price Per Share: $2.50.
- Acceptance of: Commitments to invest will be accepted by NewCo through the 60th day following the Effective Date. In the event the

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Commitments to Invest:	offering is over-subscribed, then NewCo reserves the right, in its sole discretion, to allocate shares among investors, to sell additional shares, or both. In the event the offering is under-subscribed, NewCo may, in its sole discretion, extend the offering.
• Dividends:	Series A Preferred Stock will accrue cumulative dividends at a rate of 5% per annum (the "Series A Accruing Dividend"). Series A Accruing Dividends will be payable only when declared or as set forth below under the heading "Liquidation Preference." Dividends may not be declared or paid on Common Stock unless dividends at the same rate are declared and paid on Series A Preferred Stock.
• Liquidation Preference:	In connection with a liquidation, prior to and in preference to holders of Common Stock, but subject to payment of liquidation preferences to which future senior classes of Preferred Stock are entitled, holders of Series A Preferred Stock will be entitled to receive per-share proceeds equal to the greater of (i) an aggregate amount equal to the original issue price per share of Series A Preferred Stock (the "Series A Original Issue Price"), plus all Series A Accruing Dividends (the "Series A Liquidation Amount") or (ii) the amount that holders of Series A Preferred Stock would have received had they converted Series A Preferred Stock into Common Stock immediately prior to Liquidation. In connection with Liquidation pursuant to which holders of Series A Preferred Stock receive the amount specified in clause (ii), holders of Series A Preferred Stock will not be entitled to receive Series A Accruing Dividends. Any merger, stock sale, or sale of assets in which control of NewCo is transferred will be deemed to be a Liquidation, unless otherwise agreed by holders of a majority of Series A Preferred Stock (the "Series A Requisite Investors").
• Conversion Rights:	Holders of Series A Preferred Stock will have the option to convert shares at any time into Common Stock. The total number of shares of Common Stock into which a share of Series A Preferred Stock may be converted initially will be determined by dividing the Series A Original Issue Price by the conversion price applicable to Series A Preferred Stock (the "Series A Conversion Price"). The Series A Conversion Price will be initially equal to the Series A Original Issue Price. The Series A Conversion Price will be subject to adjustment for any stock split, dividend or similar recapitalization with respect to Common Stock and as set forth below under "Anti-Dilution Protection."
• Anti-Dilution Protection:	The Series A Conversion Price will be subject to a weighted-average anti-dilution adjustment in the event NewCo issues securities at a per-share price that is less than

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the then-current Series A Conversion Price (subject to customary exceptions).

- Automatic Conversion: Series A Preferred Stock will be automatically converted into Common Stock at the then applicable Series A Conversion Price, upon: (i) an underwritten public offering of shares of Common Stock with gross proceeds of not less than $35,000,000 at a per-share price that is not less than three times the Series A Original Issue Price, adjusted appropriately for any stock splits, stock dividends, or the effect of any recapitalization, or (ii) the election of the Series A Requisite Investors.

- Voting Rights: After the issuance of 500,000 shares of Series A Preferred Stock, the Series A Preferred Stock will be entitled to elect three out of five directors, voting as a separate class. While the number of shares of Series A Preferred Stock issued is less than 500,000, the Series A Preferred Stock will vote as a single class, together with holders of Common Stock, to elect the board of directors. On all other matters, including the election of the remaining two directors at a time when at least 500,000 shares of Series A Preferred Stock are outstanding, Series A Preferred Stock will vote together with the Common Stock on an as-converted basis, and not as a separate class, except when required by law.

- Preemptive Right: If NewCo proposes to offer any additional securities for cash, holders of Series A Preferred Stock will have the right to purchase their respective pro rata shares of the securities (calculated based on percentage of outstanding capital stock held) at the same price and terms offered.

- Right of First Refusal: Series A Preferred Stock will be subject to an assignable right of first refusal granted to NewCo, subject to customary exceptions for transfers to affiliates or for estate planning purposes.

- Definitive Agreement: Sales of Series A Preferred Stock will be governed by a stock purchase agreement containing customary representations and warranties for an entity emerging from reorganization proceedings.

All sales of Series A Preferred Stock to any holder of a Class 3 Claim, Class 4 Claim, and to any Equity Security Holder shall be deemed made pursuant to Section 1145(a) of the Bankruptcy Code, and shall therefore be exempt from the registration requirements of Section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security, or registration or licensing of an issuer of, or broker or dealer in, a

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security.

6.4. Restated Articles of Incorporation. Reorganized Debtor shall adopt Restated Articles of Incorporation and Restated Bylaws as necessary or appropriate to effectuate the terms of the Plan, and, if appropriate, shall promptly thereafter cause the Restated Articles of Incorporation to be filed with the Secretary of State of the State of Oregon , provided that TriStar may change the Reorganized Debtor's state of incorporation in conjunction with the closing under the Purchase and Sale Agreement. After the Effective Date, Reorganized Debtor may amend the Restated Articles of Incorporation and may amend its Bylaws in accordance with the Restated Articles of Incorporation in accordance with such Bylaws and applicable state law.

6.5. NewCo Articles of Incorporation. NewCo shall adopt Articles of Incorporation and Bylaws as necessary to effectuate the terms of the Plan and file the Articles of Incorporation with the Secretary of State of the State of Oregon. The NewCo Articles of Incorporation shall authorize the issuance of sufficient Common and Preferred Stock to carry out the purposes of the Plan. After the new Board of Directors of NewCo is elected as provided hereinafter in Section 6.8, NewCo may amend the Articles of Incorporation and may amend its Bylaws in accordance with the Articles of Incorporation in accordance with such Bylaws and applicable state law.

6.6. Setoffs. Debtor may, but shall not be required to, set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim any claims of any nature whatsoever that Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim Debtor may have against such holder.

6.7. Corporate Action. Upon entry of the Confirmation Order, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption and

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filing of the Restated Articles of Incorporation, and (b) the execution, delivery, and performance of all documents and agreements relating to the Plan and any of the foregoing. On the Effective Date, the appropriate officers of Reorganized Debtor and NewCo are authorized and directed to execute and deliver the agreements, documents, and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of Reorganized Debtor or NewCo.

6.8. Initial NewCo Board of Directors and Management. The initial Board of Directors of NewCo shall be William D. Wiesmann, M.D., Kenton W. Gregory, M.D., and Andrew W. Miller. A new board of directors composed of five members will be elected within 60 days following the Effective Date. The new board of directors will be elected by holders of Common Stock and, if applicable, the holders of Series A Preferred Stock. The initial board shall serve until such time as the new board of directors is elected. The initial board will not issue any stock options or stock grants to consultants, employees, directors, or other persons prior to the election of the new board. The initial president of NewCo will be Barry Starkman. Mr. Starkman will serve as president until the new board of directors is elected. Thereafter, the new board of directors shall select and determine the terms of employment of the officers of NewCo.

6.9. Utility Deposit. All utilities holding a Utility Deposit shall immediately after the Effective Date return or refund such Utility Deposit to Reorganized Debtor. At the sole option of Reorganized Debtor, Reorganized Debtor may apply any Utility Deposit that has not been refunded to Reorganized Debtor in satisfaction of any payments due or to become due from Reorganized Debtor to a utility holding such a Utility Deposit.

6.10. Event of Default; Remedy. Any material failure by the Plan Agent to perform any term of this Plan, which failure continues for a period of 10 Business Days following receipt by the Plan Agent of written notice of such default from the holder of

an Allowed Claim to whom performance is due, shall constitute an event of Default. Upon the occurrence of an Event of Default, the holder of an Allowed Claim to whom performance is due shall have all rights and remedies granted by law, this Plan, or any agreement between the holder of such Claim and Debtor. An Event of Default with respect to one Claim shall not be an Event of Default with respect to any other Claim.

6.11. Cooperative Agreement. Unless previously terminated by Order of the Bankruptcy Court or otherwise agreed between the parties, Cooperative Agreement No. W81XWH-08-2-0078 (the "CA") between Debtor and United States Army Medical Research and Acquisition Activities shall be terminated as of the Effective Date. The termination of the CA will not alter or affect any rights of the United States (a) to any equipment that is owned by it and in the possession of Reorganized Debtor; or (b) under the Government Use License or the Proof of Claim filed as Claim 56 in this Bankruptcy Case. Further, the termination of the CA will not alter or affect any claims, counterclaims, or defenses of Debtor, Reorganized Debtor, or NewCo. The Plan Agent and NewCo have and retain the right to object to Claim 56 and assert any claims, crossclaims, and counterclaims. Neither Reorganized Debtor nor NewCo will have any obligation to assemble or deliver any equipment owned by the United States. The equipment will be available to the United States to pick up during normal business hours after receipt by Reorganized Debtor of reasonable prior written notice.

6.12. Conditions Precedent to Effectiveness of Plan. Unless waived by Debtor, the following conditions must occur and be satisfied for the Plan to become effective, and are conditions precedent to the Effective Date:

(a) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to Debtor, which shall, among other things, provide that any and all executory contracts and unexpired leases assumed pursuant to the Plan shall remain in full force and effect for the benefit of Reorganized Debtor or NewCo

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notwithstanding any provision in any such contract or lease or in applicable law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or that enables or requires termination or modification of such contract or lease; and

(b) All documents, instruments, and agreements, each in form and substance satisfactory to Reorganized Debtor and NewCo, provided for or necessary to implement this Plan shall have been executed and delivered by the parties thereto.

ARTICLE 7

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1. Assumption and Rejection. Except as may otherwise be provided, all executory contracts of Debtor that are not otherwise subject to a prior Bankruptcy Court order or pending motion before the Bankruptcy Court will ride through this Bankruptcy Case and be enforceable by the parties thereto in accordance with their terms; provided that no provision relating to default by reason of insolvency or the filing of the Bankruptcy Case shall be enforceable against Reorganized Debtor or its successors or assigns. The Confirmation Order shall constitute an order authorizing the assumption and assignment of all executory contracts that are subject to a pending motion to assume or a pending motion to assume and assign. Reorganized Debtor shall promptly pay all amounts required under Section 365 of the Bankruptcy Code to cure any defaults for executory contracts and unexpired leases being assumed and shall perform its obligations from and after the Effective Date in the ordinary course of business. Notwithstanding the foregoing, Reorganized Debtor shall promptly pay all cure amounts and perform its obligations only under such executory contracts and unexpired leases as are expressly assumed by Reorganized Debtor in connection with the Purchase and Sale Agreement and all executory contracts and unexpired leases that are not expressly assumed shall be deemed rejected as of the Effective Date.

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7.2. Assignment. Except as may be otherwise provided in this Plan, the Confirmation Order, or other Order of the Bankruptcy Court, all executory contracts shall be deemed assigned to Reorganized Debtor as of the Effective Date or, with respect to executory contracts that are included within or are a part of the LyP Product, to NewCo. The Confirmation Order shall constitute an order authorizing such assignment of assumed executory contracts, and no further assignment documentation shall be necessary to effectuate such assignment.

7.3. Rejection Claims. Rejection Claims must be Filed no later than 30 days after the entry of the order rejecting the executory contract or unexpired lease or 30 days after the entry of the Confirmation Order, whichever is sooner. Any such Rejection Claim not Filed within such time shall be forever barred from asserting such Claim against Debtor, Reorganized Debtor, NewCo, their property, estate, and any guarantors of such obligations. Each Rejection Claim resulting from such rejection shall constitute a Small or General Unsecured Claim, as applicable.

ARTICLE 8

EFFECT OF CONFIRMATION

8.1. Debtor's Injunction. The effect of confirmation shall be as set forth in Section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan or in the Confirmation Order, confirmation of the Plan shall act as a permanent injunction applicable to entities against (a) the commencement or continuation, including the issuance or employment of process, of a judicial, administrative, or other action or proceeding against Debtor, Reorganized Debtor, or NewCo that was or could have been commenced before the entry of the Confirmation Order; (b) the enforcement against Reorganized Debtor, NewCo, or their assets of a judgment obtained before the Petition Date; and (c) any act to obtain possession of or to exercise control over, or to create,

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perfect, or enforce a lien upon, all or any part of the assets of Reorganized Debtor or NewCo.

ARTICLE 9

RETENTION OF JURISDICTION

9.1. Notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain jurisdiction of this Chapter 11 Case pursuant to and for the purposes set forth in Section 1127(b) of the Bankruptcy Code to:

(a) classify the Claim or interest of any Creditor or stockholder, reexamine Claims or Interests that have been owed for voting purposes, and determine any objections that may be Filed to Claims or Interests;

(b) determine requests for payment of Claims entitled to priority under Section 507(a) of the Bankruptcy Code, including compensation and reimbursement of expenses in favor of professionals employed at the expense of the bankruptcy estate;

(c) avoid transfers or obligations to subordinate Claims under Chapter 5 of the Bankruptcy Code;

(d) approve the assumption, assignment, or rejection of an executory contract or an unexpired lease pursuant to this Plan;

(e) resolve controversies and disputes regarding the interpretation of this Plan;

(f) implement the provisions of this Plan and enter orders in aid of confirmation;

(g) determine the validity, priority or extent of any Claim or Claim of lien;

(h) adjudicate adversary proceedings and contested matters pending or hereafter commenced in this Bankruptcy Case;

(i) order and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(j) hear and determine any applications to modify the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan or related documents or in any order of the Bankruptcy Court, including the Confirmation Order;

(k) ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(l) hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the Bankruptcy Code; and

(m) enter a final decree closing this Bankruptcy Case.

ARTICLE 10

ADMINISTRATIVE PROVISIONS

10.1. Modification or Withdrawal of the Plan. Debtor may alter, amend, or modify the Plan pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 at any time prior to the time the Bankruptcy Court has signed the Confirmation Order. After such time, and prior to the substantial consummation of the Plan, Reorganized Debtor or the Plan Agent may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

10.2. Revocation or Withdrawal of Plan

10.2.1. Right to Revoke. Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Effective Date.

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10.2.2. Effect of Withdrawal or Revocation. If Debtor revokes or withdraws the Plan prior to the Effective Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against Debtor or any other Entity, or to prejudice in any manner the rights of Debtor or any Entity in any further proceeding involving Debtor.

10.3. Nonconsensual Confirmation. Debtor shall request that the Bankruptcy Court confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code if the requirements of all provisions of Section 1129(a) of the Bankruptcy Code, except Subsection 1129(a)(8), are met.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1. Vesting. All LyP Product transferred to NewCo shall be vested in NewCo free and clear of all claims, liens, encumbrances, charges, and other interests of Creditors or Equity Security Holders arising on or before the Effective Date, except as otherwise provided herein, and NewCo may operate free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court.

11.2. Revesting. Except as otherwise expressly provided herein, on the Effective Date all remaining property and assets of the estate of Debtor shall revest in Reorganized Debtor free and clear of all claims, liens, encumbrances, charges, and other interests of Creditors arising on or before the Effective Date, and Reorganized Debtor may operate, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court.

11.3. Cancellation of Documents Evidencing Unsecured Claims. As of the Effective Date (subject to resolution of any objection to the Claim if a Disputed Claim), any note, agreement, instrument, judgment, or other document evidencing an Unsecured Claim in any Class shall be deemed cancelled, null, and void, except for the right, if any,

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to receive distributions under this Plan; provided, however, that nothing herein shall affect the liability of any entity other than Debtor on, or the property of any entity other than Debtor for, such Claim. Further, nothing in this Plan shall be deemed to abridge the right of a Creditor to seek from another entity the full amount of compensation for a liability underlying a Claim made against Debtor, and for which another entity is potentially liable. In particular, Marine Polymer Technologies, Inc., which is a Creditor by virtue of a judgment entered against Debtor for infringing U.S. Pat. No. 6.864,245 in Civil No. 06-cv-100-JD, may seek the full scope of damages for infringement of the same patent against any other infringer.

11.4. Rights of Action. Except as otherwise expressly provided herein, any claims, rights, interests, causes of action, defenses, counterclaims, crossclaims, third-party claims, or rights of offset, recoupment, subrogation, or subordination, including, without limitation, claims under Section 550(a) of the Bankruptcy Code or any of the sections referenced therein (including, without limitation, any and all Avoidance Actions) accruing to Debtor shall remain assets of the estate. Plan Agent may pursue such rights of action, as appropriate, and disburse the proceeds thereof as provided in this Plan.

11.5. Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules, or other federal laws as applicable, the laws of the State of Oregon shall govern the construction and implementation of the Plan, and all rights and obligations arising under the Plan.

11.6. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, Debtor, Reorganized Debtor, the Plan Agent and NewCo shall comply with all withholding, reporting, certification, and information requirements imposed by any federal, state, local, or foreign taxing authorities and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification, and information requirements.

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Entities entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as Reorganized Debtor, the Plan Agent or NewCo may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable Reorganized Debtor, the Plan Agent and NewCo to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

11.7. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day that is a Business Day.

11.8. Section 1146(c) Exemption. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the execution, delivery, or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer, or sale of any real property of Debtor, Reorganized Debtor, or NewCo pursuant to, in implementation of, or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any city, county or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any documentary stamp tax, deed stamps, transfer tax, intangible tax, or similar tax.

11.9. Severability. In the event any provision of the Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan. To the extent any provision of the

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Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of Debtor, may modify or amend such provision, in whole or in part, as necessary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision.

11.10. Binding Effect. The provisions of the Plan shall bind Debtor, Reorganized Debtor, NewCo and all Creditors and Equity Security Holders, and their respective successors, heirs, and assigns.

11.11. Retiree Benefits. On or after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized Debtor shall continue to pay all retiree benefits (if any) as that term is defined in Section 1114 of the Bankruptcy Code, maintained or established by Debtor prior to the Effective Date, without prejudice to Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate the foregoing arrangements.

11.12. Recordable Order. The Confirmation Order shall be deemed to be in recordable form, and shall be accepted by any recording officer for filing and recording purposes without further or additional orders, certifications or other supporting documents.

11.13. Plan Controls. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, or any other instrument or agreement contemplated to be executed pursuant to the Plan, the provisions of the Plan shall control and take precedence.

11.14. Effectuating Documents and Further Transactions. Debtor, Reorganized Debtor, the Plan Agent, and NewCo shall execute, deliver, file, or record such contracts, instruments, assignments, and other agreements or documents, and take or direct such actions as may be necessary or appropriate to effectuate and further evidence the terms

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and conditions of this Plan, including the delivery, as appropriate, of IRS Forms 1099 to General Unsecured Creditors.

11.15. Timing of Actions. Notwithstanding anything to the contrary herein, any action required by the Plan to be taken on the Effective Date shall be made or taken on the Effective Date or as soon as practical thereafter, but in any event within 20 days of the Effective Date.

DATED this 26th day of April, 2013.

HEMCON MEDICAL TECHNOLOGIES, INC.

By */s/ Barry Starkman*
Barry Starkman, CEO

Presented by:

TONKON TORP LLP

By */s/ Albert N. Kennedy*
Albert N. Kennedy, OSB No. 821429
Timothy J. Conway, OSB No. 851752
Of Attorneys for Debtor

035365/00001/4422362v1

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888 SW Fifth Avenue, Suite 1600
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EXHIBIT 2

035365/00001/4535600v1

US Army. Certain US Patent Rights Acknowledgement

Miller Nash #	Field	Application No.	Patent No.
1005-16	Chitosan	10/480,827	7,482,503
1005-17	Chitosan	11/981,111	7,820,872
1006-1	Chitosan	10/743,052	7,371,403
1006-16	Chitosan	12/925,292	
1020-02	Chitosan	12/218,568	8,269,058
1036-1	Chitosan	61/784,467	
1026-02	Lyophilized Plasma	12/077,397	
1027-02	Lyophilized Plasma	12/228,745	Allowed.
1028-02	Lyophilized Plasma	12/283,885	
1037-01	Lyophilized Plasma	13/801,523	

Note that Lyophilized Plasma US Patent Applications 12/378,470 & 13/059,221 have been abandoned.